UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2012

FEDERAL HOME LOAN MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Freddie Mac

Federally chartered corporation	001-34139	52-0904874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Jones Branch Drive McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 903-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 17, 2012, Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation), acting through the Federal Housing Finance Agency (“FHFA”) as its duly appointed Conservator, and the United States Department of the Treasury (“Treasury”) entered into a third amendment to the Amended and Restated Senior Preferred Stock Purchase Agreement dated as of September 26, 2008, between Treasury and Freddie Mac, acting through FHFA (the “Third Amendment”). The Amended and Restated Senior Preferred Stock Purchase Agreement was previously amended on May 6, 2009 and December 24, 2009 and as so amended is referred to below as the “Existing Agreement.” A copy of the Third Amendment is filed as Exhibit 10.1 to this Report on Form 8-K and is incorporated herein by reference.

The principal changes to the Existing Agreement effected by the Third Amendment are summarized below:

•

Replacement of fixed dividend rate with a “net worth sweep” dividend: Freddie Mac agrees either to amend paragraph 2 of the Certificate of Creation, Designation, Powers, Preferences, Rights, Privileges, Qualifications, Limitations, Restrictions, Terms and Conditions of Variable Liquidation Preference Senior Preferred Stock (Par Value $1.00 Per Share) dated September 7, 2008 (the “Senior Preferred Stock Certificate), or to issue a replacement Senior Preferred Stock Certificate, in either case so that, by not later than September 30, 2012, for each Dividend Period beginning January 1, 2013, dividends will be payable in an amount equal to the then-current Dividend Amount (as defined in the Third Amendment).

For each Dividend Period from January 1, 2013 through and including December 31, 2017, the Dividend Amount for a Dividend Period is the amount, if any, by which Freddie Mac’s Net Worth Amount at the end of the immediately preceding fiscal quarter, less the Applicable Capital Reserve Amount, exceeds zero. For each Dividend Period from January 1, 2018, the Dividend Amount for a Dividend Period means the amount, if any, by which the Net Worth Amount at the end of the immediately preceding fiscal quarter exceeds zero. The term Net Worth Amount is defined as (i) the total assets of Freddie Mac (excluding Treasury’s commitment and any unfunded amounts thereof), less (ii) its total liabilities (excluding any obligation in respect of capital stock, including the Senior Preferred Stock Certificate), in each case as reflected on Freddie Mac’s balance sheet prepared in accordance with generally accepted accounting principles. The Applicable Capital Reserve Amount, as defined in the Third Amendment, will be $3 billion for 2013 and will be reduced by $600 million each year until it reaches zero on January 1, 2018. If the calculation of the Dividend Amount for a Dividend Period does not exceed zero, then no Dividend Amount shall accrue or be payable for such Dividend Period.

•

Accelerated wind-down of the mortgage-related investments portfolio: Under the Existing Agreement, we may not own Mortgage Assets in excess of (i) $656.1 billion on December 31, 2012, or (ii) on December 31 of each year thereafter, 90% of the amount of Mortgage Assets we are permitted to own as of December 31 of the immediately preceding calendar year, provided that Freddie Mac will not be required to own less than $250 billion in Mortgage Assets. Under the Third Amendment, Freddie Mac will not be allowed to own

Mortgage Assets in excess of (i) $650 billion on December 31, 2012, or (ii) on December 31 of each year thereafter, 85% of the aggregate amount of Mortgage Assets it was permitted to own as of December 31 of the immediately preceding calendar year; provided that Freddie Mac will not be required to own less than $250 billion in Mortgage Assets.

•

Submission of annual risk management plan to Treasury: Not later than December 15, 2012, and not later than December 15 of each year thereafter during conservatorship, Freddie Mac shall deliver a risk management plan to Treasury setting out Freddie Mac’s strategy for reducing its enterprise-wide risk profile and the actions it will take to reduce the financial and operational risk associated with each of its reportable business segments.

•

Suspension of Periodic Commitment Fee: For each quarter commencing January 1, 2013, and for as long as the revisions to Section 2 of the Senior Preferred Stock Certificate described above remain in form and content substantially the same, no Periodic Commitment Fee under the Senior Preferred Stock Purchase Agreement will be set, accrue or be payable.

•

Non-ordinary course asset and property sales with less than $250 million in fair market value: Freddie Mac will no longer be required to obtain prior written consent from Treasury for the disposition of assets and properties outside the normal course of business having fair market value less than $250 million.

As a result of our previous issuance to Treasury of a warrant to purchase shares of our common stock equal to 79.9% of the total number of shares of our common stock outstanding, on a fully diluted basis, we are deemed a related party to the U.S. government. For a discussion of our relationship and transactions with Treasury, see “BUSINESS — Conservatorship and Related Matters — Treasury Agreements,” “BUSINESS — Executive Summary — Government Support for our Business” and “NOTE 2: CONSERVATORSHIP AND RELATED MATTERS — Related Parties as a Result of Conservatorship” in our Form 10-K for the year ended December 31, 2011.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	Third Amendment dated as of August 17, 2012 to the Amended and Restated Senior Preferred Stock Purchase Agreement dated as of September 26, 2008, between the United States Department of the Treasury and Federal Home Loan Mortgage Corporation, acting through the Federal Housing Finance Agency as its duly appointed Conservator

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Robert D. Mailloux
Robert D. Mailloux
Senior Vice President — Corporate Controller & Principal Accounting Officer

Date: August 17, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Third Amendment dated as of August 17, 2012 to the Amended and Restated Senior Preferred Stock Purchase Agreement dated as of September 26, 2008, between the United States Department of the Treasury and Federal Home Loan Mortgage Corporation, acting through the Federal Housing Finance Agency as its duly appointed Conservator